Exhibit 10.11

AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY

THIS AGREEMENT FOR THE PURCHASE AND SALE OF PROPERTY (the “Agreement”), is made and entered into as of the 12th day of October, 2010 (the “Effective Date”), by and between HP HAMILTON WOODS I, L.L.C., an Illinois limited liability company (hereinafter referred to as “Seller”) and WELLS REAL ESTATE ADVISORY SERVICES III, LLC, a Georgia limited liability company (hereinafter referred to as “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property (as hereinafter defined) subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements contained herein, the sum of Ten and No/100 Dollars ($10.00) in hand paid by Purchaser to Seller at and before the sealing and delivery of these presents and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby expressly acknowledged by the parties hereto, the parties hereto do hereby covenant and agree as follows:

1.      Purchase and Sale of Property.    Subject to and in accordance with the terms and provisions of this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller, the Property, which term “Property” shall mean and include the following:

(a)      all that tract or parcel of land located in the City of Bloomingdale, DuPage County, Illinois containing approximately 7.01 acres, and being more particularly described on Exhibit “A” attached hereto (hereinafter referred to as the “Land”); and

(b)      all rights, privileges, and easements appurtenant to the Land, including all water rights, mineral rights, development rights, air rights, reversions, or other appurtenances to said Land, and all right, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley, or right-of-way, open or proposed, adjacent to or abutting the Land; and

(c)      all buildings, structures, and improvements situated on the Land, including, without limitation, that certain three story office building containing approximately 71,053 square feet of leasable floor area, all parking areas and other amenities located on the Land, and all of Seller’s right, title and interest in all apparatus, elevators, built-in appliances, equipment, pumps, machinery, plumbing, heating, air conditioning, and electrical and other fixtures located on the Land (all of which are together hereinafter referred to as the “Improvements”); and

(d)      all tangible personal property now owned or hereafter acquired by Seller and located on or to be located on or in, or used in connection with, the Land and Improvements, including, without limitation, the items set forth and described on

Exhibit “B” attached hereto, and all other equipment, supplies, tools, furniture, furnishings, office equipment, fittings, appliances, shades, wall-to-wall carpet, draperies, screens and screening, art, awnings, plants, shrubbery, landscaping, lawn care and building maintenance equipment, vending machines and other furnishings or items of personal property owned by Seller and used or to be used in connection with the operation of the Land and Improvements (all of which are together hereinafter referred to as the “Personal Property”); and

(e)      all of Seller’s right, title, and interest, as landlord or lessor, in and to each of the Leases (as hereinafter defined) and any and all guaranties of the Leases; and

(f)      to the extent assignable or transferable, all of Seller’s right, title, and interest in and to the plans and specifications with respect to the Improvements and any guarantees, trademarks, rights of copyright, or warranties related to the ownership of or use and operation of the Land, Personal Property, or Improvements, all governmental licenses and permits associated with the Land, Personal Property, and Improvements.

2.      Earnest Money.

(a)      Within three (3) business days after the Effective Date of this Agreement, Purchaser shall deliver to Stewart Title Guaranty (“Escrow Agent”) as initial earnest money (the “Initial Earnest Money”), the amount of One Hundred Fourteen Thousand Five Hundred Dollars ($114,500), which Initial Earnest Money shall be held and disbursed by Escrow Agent in accordance with the terms of a written Escrow Agreement, a copy of which is attached hereto as Exhibit “C”. At the Closing (as hereinafter defined), the Initial Earnest Money shall be applied as partial payment of the Purchase Price due and payable at Closing pursuant to Paragraph 3 below.

(b)      Unless this Agreement is terminated by Purchaser pursuant to Paragraph 5 hereof, Purchaser shall deliver a check to Escrow Agent in the amount of One Hundred Fourteen Thousand Five Hundred Dollars ($114,500) (said amount being herein referred to as the “Additional Earnest Money”) within one (1) business day after the expiration of the Inspection Period. If Purchaser fails to pay such Additional Earnest Money on or before the date which is one (1) business days after the expiration of the Inspection Period, Purchaser shall be deemed to have terminated this Agreement under Paragraph 5 hereof and Escrow Agent shall promptly disburse the Earnest Money in accordance with Paragraph 5 hereof and this Agreement shall automatically terminate, and except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.

(c)      For the purposes of this Agreement the term “Earnest Money” shall mean whatever sums have been delivered to Escrow Agent as earnest money hereunder, including without limitation the Initial Earnest Money and the Additional Earnest Money, if any. The Earnest Money shall be applied to the Purchase Price at the Closing, and shall otherwise be held, refunded, or disbursed in accordance with the terms of this Agreement. All interest and other income from time to time earned on the Earnest Money shall belong to Purchaser and shall be disbursed to Purchaser at any time or from time to time as Purchaser shall direct Escrow Agent, all as provided in the Escrow Agreement. In no event shall any such interest or other income be deemed a part of the Earnest Money.

3.      Purchase Price.    Subject to adjustment and credits as otherwise specified in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be Eleven Million Four Hundred Fifty Thousand Dollars ($11,450,000). The Purchase Price shall be paid by Purchaser to Seller at the Closing (as hereinafter defined) by wire transfer of immediately available federal funds, less the amount of Earnest Money and subject to prorations, adjustments, and credits as otherwise specified in this Agreement.

4.      Purchaser’s Inspection and Review Rights.

(a)      Commencing on the Effective Date of this Agreement and subject to the rights of the Tenants (as hereinafter defined), Purchaser and its agents, engineers, or representatives, with Seller’s full cooperation, shall have the privilege of going upon the Property as needed to inspect, examine, test, and survey the Property. Purchaser must provide Seller with at least twenty-four (24) hours’ prior notice (which notice may be made by telephone, facsimile or e-mail) of Purchaser’s desire to enter onto the Property to conduct any such surveys, assessments, studies, tests, inspections or examinations, and all such surveys, assessments, studies, tests, inspections and examinations shall be conducted in the presence of Seller or its representative(s) and at reasonable times. Without limiting the foregoing, prior to any entry to perform physically intrusive testing, Purchaser shall give Seller two (2) business days’ prior notice thereof (which notice may be made by telephone, facsimile or e-mail), including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall approve or disapprove the scope and methodology of such proposed testing within such two (2) business day period after receipt of such notice, such approval not to be unreasonably withheld; Seller’s failure to notify Purchaser of its disapproval shall be deemed to be Seller’s disapproval thereof. In addition, Purchaser’s right to conduct the surveys, assessments, studies, tests, inspections and examinations described above shall be subject to the condition that Purchaser shall first have provided Seller with a certificate of insurance evidencing Purchaser’s (or its contractor’s, agent’s or representative’s) procurement of the commercial general liability insurance coverages described below. Purchaser and its employees, agents and representatives shall not contact any Tenant without first obtaining Seller’s prior consent (which consent may be by telephone, facsimile or e-mail).

(b)      Purchaser shall maintain or shall cause to be maintained at all times during its entry upon the Property, commercial general liability insurance with limits of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence combined single limit. Such policy of insurance shall name Seller as an additional insured, and such policy shall be primary with respect to the activities of Purchaser and its agents, engineers or representatives at the Property, whether or not Seller holds other policies of insurance. A certificate issued by the insurance carrier of such policy shall be delivered to Seller prior to entry upon the Property by Purchaser or its agents, engineers or representatives.

(c)      Purchaser hereby agrees to hold Seller harmless from any liens, claims, liabilities, and damages incurred through the exercise of such privilege (but excluding any liability arising out of the existing environmental condition of the Property or the presence of toxic or hazardous substances thereon and excluding any claims arising out of a release of existing or in-place hazardous or toxic substances on or under the Property), and Purchaser further agrees to repair any damage to the Property caused by the exercise of such privilege (excluding any damage arising out of a release of existing or in-place hazardous or toxic substances on or under the Property). Purchaser’s obligations as set forth in the preceding sentences shall survive any termination of this Agreement.

(d)      Within three (3) business days after the Effective Date, Seller shall deliver to Purchaser a copy of all tenant files, tenant credit information, leasing commission agreements, current service and maintenance agreements, maintenance records for HVAC and other equipment and the roof(s) on the Improvements, operating statements for calendar years 2007, 2008, 2009 and year to date 2010, and the most current environmental report in Seller’s possession. Purchaser hereby acknowledges and agrees that Purchaser shall have no right to receive or review any financial or other information regarding Seller or its owners or any internal appraisals, analyses, summaries, reports or other documents generated internally by Seller or its owners. Seller further agrees to in good faith assist and cooperate with Purchaser in coming to a thorough understanding of the books, records, and files relating to the Property. Seller further agrees to provide to Purchaser prior to the date which is three (3) business days after the Effective Date of this Agreement, to the extent the same are in the possession of or under the control of Seller, as-built plans and specifications, the most current boundary and “as-built” surveys of the Land and Improvements and any title insurance policies, certificates of occupancy, building permits, zoning letters and instruments reflecting the approval of any association governing the Property or relating thereto. At no cost to Seller, Seller shall use commercially reasonable efforts to cause the authors of environmental reports to issue reliance letters addressed to Purchaser and Purchaser’s lender, if any, in form and substance reasonably acceptable to Purchaser.

(e)      Seller acknowledges that Purchaser may be required by the Securities and Exchange Commission to file audited financial statements for one (1) to three (3) years with regard to the Property. At no cost or liability to Seller, Seller shall (i) cooperate with Purchaser, its counsel, accountants, agents, and representatives, provide them with access to Seller’s books and records with respect to the ownership, management, maintenance, and operation of the Property for the applicable period, and permit them to copy the same, and (ii) execute a form of “rep” letter in form and substance reasonably satisfactory to Seller. Purchaser will pay the costs associated with any such audit, including Seller’s internal accounting charges.

5.      Special Condition to Closing.    Purchaser shall have until 5:00 p.m. central time on October 22, 2010 (the “Inspection Period”) to make investigations, examinations, inspections, market studies, feasibility studies, lease reviews, and tests relating to the Property and the operation thereof in order to determine, in Purchaser’s sole opinion and discretion, the suitability of the

Property for acquisition by Purchaser. Purchaser shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice to Seller of such election to terminate. In the event Purchaser so elects to terminate this Agreement, Seller shall be entitled to retain the sum of Twenty-Five Dollars ($25.00) of the Earnest Money, and the balance of the Earnest Money shall be refunded to Purchaser, whereupon, except as expressly provided to the contrary in this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. Seller acknowledges that the sum of $25.00 is good and adequate consideration for the termination rights granted to Purchaser hereunder.

6.      General Conditions Precedent to Purchaser’s Obligations Regarding the Closing.    In addition to the conditions to Purchaser’s obligations set forth in Paragraph 5 above, the obligations and liabilities of Purchaser hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by written notice from Purchaser to Seller:

(a)      Seller has complied with and otherwise performed each of the covenants and obligations of Seller set forth in this Agreement.

(b)      All representations and warranties of Seller as set forth in this Agreement shall be in all respects true and correct when made and as of the date of Closing as though such representations and warranties were made on and as of the date of Closing (and as if made without limitation or qualification as to Seller’s knowledge).

(c)      The Title Insurer is prepared to issue to Purchaser upon the Closing a fee simple owner’s title insurance policy on the Land and Improvements which shall include only the Permitted Exceptions.

(d)      Purchaser shall have received the Tenant Estoppel Certificate referred to in Paragraph 10 hereof, duly executed by the Bridgestone Retail Operations, LLC (“BFS”).

(e)      No Tenant shall be in material default (without regard to the expiration of any applicable cure period provided in the Lease with such Tenant) under the terms of such Tenant’s Lease as of the date of Closing.

In the event Purchaser shall terminate this Agreement as a result of the non-satisfaction of any of the foregoing conditions, Purchaser shall be entitled to an immediate return of the Earnest Money from Escrow Agent.

7.      Title to the Property.    Good and marketable fee simple record title to the Land and Improvements shall be conveyed by Seller to Purchaser by Special Warranty Deed, free and clear of all liens, easements, restrictions, and encumbrances whatsoever, excepting only the Permitted Exceptions.

(a) Title.    No later than five (5) business days following the Effective Date, Seller, at Seller’s sole cost and expense, shall obtain and deliver a commitment (“Title Commitment”) for the issuance of an ALTA Form B owner’s policy of title insurance issued by Stewart Title Guaranty (the “Title Insurer”) in the amount of the Purchase Price, showing title in the Seller’s name, with extended coverage over the so-called general or standard exceptions arising from the actions of Seller but not any Tenant which are a part of the printed form of the policy, and including the following endorsements (collectively, the “Endorsements”): Comprehensive, Separate Tax Parcel Number, Access, Subdivision (if applicable), Contiguity (if applicable), Survey/Location, Zoning, Utility Facility, Modification of Arbitration Clause, Environmental Protection Lien, Gap, Restrictions (as applicable) and Encroachment (as applicable), together with a true, correct and complete copy of every document and instrument of record reflected therein. If Purchaser objects to any exceptions to title shown in any Title Commitment, Purchaser shall give Seller notice of such objection within ten (10) business days following Purchaser’s receipt of such Title Commitment and all such documents and instruments of record. Any exceptions to title shown on the Title Commitment to which Purchaser does not so object shall be “Permitted Exceptions”; provided, however, that in no event shall the Permitted Title Exceptions include, and Purchaser shall not be required to notify Seller of its objection to, any mortgage, deed of trust or financing statement relating thereto that encumbers the Property or any tax, mechanic’s lien or judgment lien relating to or arising from the acts of Seller but not any Tenant. If the Title Commitment discloses exceptions to title other than Permitted Exceptions and liens securing indebtedness of a definite and ascertainable amount which will be released on the Date of Closing by Seller, Seller shall have five (5) business days from the date of Purchaser’s notice of objection to have such exceptions removed from the Title Commitment (or, with the consent of Purchaser, to have the Title Insurer commit to insure for the full amount of said policy against loss or damage that may be occasioned by such unpermitted exceptions) and provide evidence thereof to Purchaser, and, if Seller fails to have such exceptions removed (or with the consent of Purchaser insured over), Purchaser may elect, on or before the date of Closing, as its sole remedy with respect to such matters (i) to terminate this Agreement, in which event this Agreement shall be null and void and neither party shall have any rights or obligations hereunder except those that expressly survive such termination, or (ii) to accept title subject to such unpermitted exceptions with the further right of to pay at Closing the existing first mortgage indebtedness secured by the Property, and cause the Title Insurer to issue its endorsement insuring against damage caused by any such unpermitted exceptions caused by Seller after the Effective Date and require Seller to pay at Closing the cost of the premiums and security provided for said endorsement. On the date of Closing, Seller shall cause the Title Insurer to issue an owner’s title insurance policy or prepaid commitment therefor, pursuant to and in accordance with the Title Commitment, insuring fee simple title in the Purchaser as of the date of Closing, subject only to the Permitted Exceptions.

(b) Survey.    No later than five (5) business days following the Effective Date, Seller shall obtain and deliver, at Seller’s sole cost and expense, an as-built survey of the Property dated no earlier than one hundred eighty (180) days prior to the date of Closing, prepared by a surveyor licensed by the state of the Property and certified to Purchaser, the Title Insurer and such other parties as Purchaser shall designate, to be prepared in accordance with the Land Title Surveys of American Land Title Association National Society of Professional Surveyors promulgated in 2005, including Table A Items 1-4, 6, 7(a), 8-10, and 11(a) (the “Survey”). If the Survey discloses any encroachments onto the Land from any adjacent property, encroachments by or from the Land onto any adjacent property, violations of or encroachments upon any recorded building lines, restrictions or easements affecting the Land or exceptions to title (other than the Permitted Exceptions) or matters to which Purchaser objects, Purchaser shall give Seller notice of such objection within ten (10) business days following Purchaser’s receipt of the Survey, and Seller shall have five (5) business days from the date of such notice to have such encroachments, violations, unpermitted exceptions or other matters so objected to by Purchaser removed or, with the consent of Purchaser, insured over by the Title Insurer and provide evidence thereof to Purchaser, and if Seller fails to have the same removed or, with the consent of Purchaser, insured over, Purchaser may elect, on or before the date of Closing, as its sole remedy with respect to such matters, (i) to terminate this Agreement, in which event this Agreement shall be null and void and neither party shall have any rights or obligations hereunder except those that expressly survive such termination, or (ii) accept the Property subject to such encroachments, violations or unpermitted exceptions with the further right to cause the Title Insurer to issue its endorsement insuring against damage caused by any such encroachments, violations or unpermitted exceptions caused by Seller after the Effective Date and require Seller to pay at Closing the cost of the premiums provided for said endorsement.

8.      Representations and Warranties of Seller.    Seller hereby makes the following representations and warranties to Purchaser, each of which shall be deemed material:

(a)      Leases.    Attached hereto as Exhibit “D” is a complete list setting forth all leases in effect relating to the Property and all modifications and amendments to such leases (such leases, as modified and amended, being herein collectively referred to as the “Leases” or individually as “Lease”). Seller has delivered to Purchaser complete and accurate copies of all of the Leases. Seller is the “landlord” under all of the Leases and owns unencumbered legal and beneficial title to all of the Leases and the rents and other income thereunder, subject only to the collateral assignment of the Leases and rents thereunder in favor of the holder of an existing mortgage or deed of trust encumbering the Property, which mortgage or deed of trust shall be cancelled and satisfied by Seller at the Closing. The lessees or tenants identified in the Leases are hereinafter collectively referred to as “Tenants” or individually as “Tenant”. To the best of Seller’s knowledge, there are no existing or uncured defaults by any Tenant or Seller under the Leases. No Tenant has prepaid rent for more than the current month under such Tenant’s Lease, or is entitled to any special work (not yet performed) or consideration (not yet given) in connection with its tenancy, except for a tenant improvement allowance of $617,380 owed to BFS (the “BFS Allowance”) and any improvements or allowances in connection with BFS’ election to expand its premises. All commissions currently due and payable under, relating to, or as a result of the Leases have been cashed-out and paid and satisfied in full by Seller or by Seller’s predecessor in title to the Property, and no further commissions shall be due or payable as a result of any Lease or any extension of the term of any Lease or any expansion of the space leased thereunder pursuant to any option contained in any Lease except as disclosed on Exhibit “E”.

(b)      Contracts.    Attached hereto as Exhibit “E” is a complete and accurate list and description of all written or oral (i) service, maintenance, operating, repair, collective bargaining, employment, employee benefit, management, leasing, brokerage, supply, purchase, consulting, professional service, advertising, promotion, public relations, construction contracts and commitments, and equipment warranties (excluding the Leases)

which have been entered into by or are binding upon Seller or the Property; (ii) equipment leases; and (iii) guarantees and warranties which benefit Seller in effect with respect to the Property or any portion thereof. (said agreements being herein collectively referred to as the “Contracts”). Seller has provided Purchaser with complete and accurate copies of all Contracts. All such Contracts are in full force and effect in accordance with their respective provisions, all payments required to be made by Seller or the “Owner” thereunder have been paid in full, and, to the best of Seller’s knowledge, there is no default, or claim of default, or any event which the passage of time or notice, or both, would constitute a default on the part of any party to any of such Contracts. All such Contracts are terminable without penalty or obligation to pay any severance or similar compensation on no more than thirty (30) days’ notice, except as expressly set forth on Exhibit “E”. Seller agrees to cancel, effective no later than the Closing, any of the Contracts terminable without penalty or obligation to pay any severance or similar compensation on no more than thirty (30) days’ notice specified by Purchaser in a written notice to Seller given at least ten (10) days prior to the Closing. Seller has cancelled or will cancel, effective as of the Closing, any agreement in the nature of a management agreement or service contract between Seller and any partner or member of Seller or any party affiliated with or related to Seller or any partner or member of Seller.

(c)      No Litigation.    There are no actions, suits, or proceedings pending, or, to the best of Seller’s knowledge, threatened by any organization, person, individual, or governmental agency against Seller with respect to the Property or against the Property, nor does Seller know of any basis for such action. Seller also has no knowledge of any pending or threatened application for changes in the zoning applicable to the Property or any portion thereof.

(d)      Condemnation.    No condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted and, to the best of Seller’s knowledge, there are no pending or threatened condemnation or eminent domain proceedings (or proceedings in the nature or in lieu thereof) affecting the Property or any portion thereof or its use.

(e)      No Roll-Back Taxes.    The Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or to receive a reduction, abatement or deferment of ad valorem taxes which, in such case, will result in additional, catch-up or roll-back ad valorem taxes in the future in order to recover the amounts previously reduced, abated or deferred.

(f)      Compliance with Applicable Laws.    Seller has not received any written notice of any alleged violation of or nonconformity with any law relating to, or any restriction, condition, covenant, commitment, contract or agreement concerning, the ownership, operation, use and/or occupancy of the Property that has not been heretofore corrected.

(g)      Operating Expense Statement.    Seller has delivered to Purchaser an “Operating Expense Statement” prepared on a cash basis which is a complete, true, and accurate list and description of all income received and all operating expenses paid during the period from January 1, 2007 through August 31, 2010.

(h)      Employees.    There are no employment, collective bargaining, or similar agreements or arrangements between Seller and any of its employees or others which will be binding on Purchaser or any of Purchaser’s successors in title.

(i)      Effect of Certification.    Neither this Agreement nor the transactions contemplated herein will constitute a breach or violation of, or default under, or will be modified, restricted, or precluded by the Leases, the Contracts, or the Permitted Exceptions.

(j)      Authorization.    Seller is a duly organized and validly existing limited liability company under the laws of the State of Illinois. This Agreement has been duly authorized and executed on behalf of Seller, all necessary action on the part of Seller to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose, and this Agreement constitutes the valid and binding agreement of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) be in violation of Seller’s Articles of Organization or Operating Agreement, (ii) conflict with or result in the breach or violation of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Seller, or (iii) constitute a breach of any evidence of indebtedness or agreement of which Seller is a party or by which Seller is bound.

(k)      Seller Not a Foreign Person.    Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(l)      Licenses.    To Seller’s knowledge, Exhibit “F” contains a complete list of all licenses issued by any governmental authority and relating to the Seller’s (and not any tenant’s) operation, ownership and maintenance of the Property or any part thereof including elevator permits, and machinery permits (the “Licenses”). Neither Seller nor any of its agents or employees has received notice (i) of any intention on the part of the issuing authority to cancel, suspend or modify any of the Licenses or to take any action or institute any proceedings to effect such a cancellation, suspension or modification or (ii) that Seller fails to hold any license, franchise, certification, authorization, approval or permit required by any governmental or quasi-governmental authority for the use and operation of the Property by Seller as the same is presently used and operated.

At Closing, Seller shall represent and warrant to Purchaser that all such representations and warranties of Seller in this Agreement remain true and correct as of the date of the Closing, except for any changes in any such representations or warranties that occur and are disclosed by Seller to Purchaser expressly and in writing at any time and from time to time prior to Closing upon their occurrence, which disclosures shall thereafter be updated by Seller to the date of Closing. Each and all of the express representations and warranties made and given by Seller to Purchaser herein shall survive the execution and delivery of the Special Warranty Deed by Seller to Purchaser for a period of one (1) year after the Closing, except to the extent that a notice of breach of any representation or warranty has been given prior to such expiration. If there is any change in any representations or warranties and Seller does not cure or correct such changes prior to Closing, then Purchaser may, at Purchaser’s option, and as its sole remedy with respect to such matters (i) close and consummate the transaction contemplated by this Agreement, except that after such closing and consummation Purchaser shall have the right to seek monetary damages from Seller for any such changes willfully caused by Seller after the Effective Date or any such representations or warranties willfully breached by Seller, or (ii) terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately returned to Purchaser, and thereafter the parties hereto shall have no further rights or obligations hereunder, except only (1) for such rights or obligations that, by the express terms hereof, survive any termination of this Agreement and (2) that Purchaser shall have the right to seek monetary damages from Seller for any changes in such representations and warranties willfully caused by Seller after the Effective Date or any such representations and warranties willfully breached by Seller.

References to the “knowledge” of Seller shall refer only to the current actual knowledge of Patrick J. McKillen, without any independent investigation or inquiry.

EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPH 8, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER IS PURCHASING AND ACQUIRING THE PROPERTY “AS-IS”, “WHERE IS”, AND WITH ALL FAULTS, AND THAT EXCEPT AS EXPRESSLY STATED IN PARAGRAPH 8 AND IN ANY DOCUMENTS TO BE DELIVERED TO PURCHASER BY SELLER AT CLOSING, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, BY OPERATION OF LAW OR OTHERWISE, OF ANY KIND OR NATURE WHATSOEVER WITH RESPECT TO THE PROPERTY OR AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUANTITY, QUALITY OR CONDITION OF THE PROPERTY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY OR ALL ACTIVITIES AND USES THAT PURCHASER MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE STATUS OF TITLE TO THE PROPERTY, (F) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, (G) THE ZONING OF THE PROPERTY, (H) THE STATUS OR CONTENT OF ANY PLANS, PERMITS, SURVEYS, OR OTHER DOCUMENTS RELATING TO THE PROPERTY, (I) THE CONTENT, COMPLETENESS OR ACCURACY OF THE TITLE COMMITMENT OR THE DUE DILIGENCE MATERIALS FURNISHED TO (OR TO BE FURNISHED TO) OR OBTAINED BY (OR TO BE OBTAINED BY) PURCHASER; (J) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING WITHOUT LIMITATION ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER; (K) THE CONFORMITY OF THE

PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; OR (L) ANY OTHER ASPECT OR COMPONENT OF THE PROPERTY. WITHOUT LIMITING THE FOREGOING, PURCHASER HEREBY ACKNOWLEDGES THAT IT UNDERSTANDS AND AGREES THAT SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, HABITABILITY, AND/OR MERCHANTABILITY WITH RESPECT TO THE PROPERTY OR ANY ASPECT OR CONDITION THEREOF. EXCEPT TO THE EXTENT SELLER BREACHES ANY OF ITS REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT, PURCHASER AGREES NOT TO MAKE OR BRING ANY CLAIMS, SUITS OR ACTIONS FOR CONTRIBUTION WITH RESPECT TO THE COMPLIANCE OF THE PROPERTY WITH ENVIRONMENTAL LAWS. PURCHASER HEREBY AGREES THAT SELLER IS NOT LIABLE OR BOUND BY ANY GUARANTEES, PROMISES, STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY MADE OR FURNISHED BY ANY REAL ESTATE AGENT, BROKER, EMPLOYEE, SERVANT OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER’S INTERESTS, EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPH 8 ABOVE. PURCHASER FURTHER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN PARAGRAPH 8, PURCHASER IS RELYING SOLELY ON ITS OWN INSPECTIONS AND INVESTIGATIONS, IF ANY, WITH RESPECT TO ALL MATTERS REGARDING THE PROPERTY AND ALL ASPECTS AND COMPONENTS THEREOF.

9.      Representations and Warranties of Purchaser.    Purchaser hereby makes the following representations and warranties to Seller, each of which shall be deemed material:

(a)      Authorization.    Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Georgia. This Agreement has been duly authorized and executed on behalf of Purchaser, all necessary action on the part of Purchaser to authorize the transactions herein contemplated has been taken, and no further action is necessary for such purpose, and this Agreement constitutes the valid and binding agreement of Purchaser, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) be in violation of Purchaser’s Articles of Organization or Operating Agreement, (ii) conflict with or result in the breach or violation of any law, regulation, writ, injunction or decree of any court or governmental instrumentality applicable to Purchaser, or (iii) constitute a breach of any evidence of indebtedness or agreement of which Purchaser is a party or by which Purchaser is bound.

10.    Seller’s Additional Covenants.    Seller does hereby further covenant and agree as follows:

(a)      Operation of Property.    Seller hereby covenants that, from the date of this Agreement up to and including the date of Closing, Seller shall: (i) not negotiate with any third party respecting the sale of the Property or any interest therein, (ii) not modify, amend, or terminate any of the Leases or enter into any new lease, contract, or other agreement respecting the Property without Purchaser’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Inspection Period, but after the expiration of the Inspection Period may be withheld in Purchaser’s sole and absolute discretion, (iii) not waive any rights of Seller under any Lease or contract without Purchaser’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Inspection Period, but after the expiration of the Inspection Period may be withheld in Purchaser’s sole and absolute discretion, (iv) not grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property, and (v) cause the Property to be operated, maintained, and repaired in the same manner as the Property is currently being operated, maintained, and repaired.

(b)      Removal of Personal Property.    Seller shall neither transfer nor remove any Personal Property or fixtures from the Property after the date of this Agreement except for the purposes of replacement thereof, in which case such replacements shall be promptly installed and shall be comparable in quality to the items being replaced.

(c)      Preservation of Leases.    Seller shall, from and after the date of this Agreement to the date of Closing, use its best efforts to perform and discharge all of the duties and obligations and shall otherwise comply with every covenant and agreement of the landlord or lessor under the Leases in the manner and within the time limits required thereunder. Furthermore, Seller shall, for the same period of time, use diligent and good faith efforts (but shall not be required to institute any suits) to cause the Tenants under the Leases to perform all of their respective duties and obligations and otherwise comply with each and every one of their covenants and agreements under such Leases and shall take such actions as are reasonably necessary to enforce the terms and provisions of such Leases. Seller hereby agrees that from and after full execution of this Agreement, Seller shall not credit any portion of the security deposits, if any, against defaults or delinquencies of the Tenants under the Leases.

(d)      Tenant Estoppel Certificates.    Prior to Closing, Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser a fully completed estoppel certificate with respect to each of the Leases in all material respects in the form attached hereto as Exhibit “G” or in another form reasonably acceptable to Purchaser (herein referred to as the “Tenant Estoppel Certificates”), duly executed by the Tenant thereunder. The Tenant Estoppel Certificates shall be executed as of October 15, 2010 or later. Purchaser’s obligations under this Agreement shall be conditioned upon Purchaser receiving an executed Tenant Estoppel Certificates from BFS prior to Closing that is in form and content acceptable to Purchaser.

(e)      Subordination, Non-Disturbance and Attornment Agreement.    Prior to Closing, Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser a fully completed subordination, non-disturbance and attornment agreement with respect to each of the Leases in all material respects in the form acceptable to Purchaser’s lender

(herein referred to as the “SNDA”), duly executed by the Tenant thereunder. The SNDA shall be executed as of October 15, 2010 or later. Purchaser’s obligations under this Agreement shall be conditioned upon Purchaser receiving an executed SNDA from BFS prior to Closing that is in form and content acceptable to Purchaser’s lender.

(f)      Insurance.    From and after the date of this Agreement to the date and time of Closing, Seller shall, at its expense, continue to maintain the same special form/“all risk” insurance covering the Property which is currently in force and effect.

(g)      Cooperation with Purchaser’s Auditors and SEC Filing Requirements.    Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser (or Wells Core Office Income REIT, Inc.) to file its Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (Frazier & Deeter or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the last complete fiscal year immediately preceding year, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation in the form attached hereto as Exhibit “H”, and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority. Notwithstanding anything contained herein to the contrary, the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information. At no cost to Seller, and at the specific request of Buyer, Seller shall cooperate reasonably with Buyer to arrange for interviews of Tenants and governmental authorities in connection with the Property.

11.      Closing.    Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, it being fully understood and agreed, however, that Purchaser may waive expressly and in writing, at or prior to Closing, any conditions that are unsatisfied or unperformed at such time, the consummation of the sale by Seller and purchase by Purchaser of the Property (herein referred to as the “Closing”) shall be held on or before October 30, 2010, at the offices of the Title Company. Notwithstanding the foregoing, Purchaser shall have the right to extend the date of Closing to a date not later than November 30, 2010, by giving written notice of such extension to Seller and depositing with the Escrow Agent additional Earnest Money of Two Hundred Twenty-Nine Thousand dollars($229,000) on or before October 28, 2010.

12.    Seller’s Closing Documents.    For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price described in Paragraph 3 hereof, Seller shall obtain or execute, at Seller’s expense, and deliver to Purchaser at Closing the following documents (all of which shall be duly executed, acknowledged, and notarized where required and shall survive the Closing):

(a)      Deed.    A Special Warranty Deed conveying to Purchaser marketable fee simple title to the Land and Improvements, together with all rights, easements, and appurtenances thereto, subject only to the Permitted Exceptions. The legal description set forth in the Special Warranty Deed shall be identical to Exhibit “A” attached hereto. In the event the as-built survey of the Land and Improvements obtained by Seller as provided in Paragraph 7(b) hereof shall differ from the legal description set forth on Exhibit “A” hereto, Seller shall execute and deliver to Purchaser a quitclaim deed containing a legal description based upon such as-built survey;

(b)      Bill of Sale.    A Bill of Sale conveying to Purchaser marketable title to the Personal Property in the form and substance of Exhibit “I” attached hereto;

(c)      Blanket Transfer.    A Blanket Transfer and Assignment in the form and substance of Exhibit “J” attached hereto;

(d)      Assignment and Assumption of Leases.    An Assignment and Assumption of Leases in the form and substance of Exhibit “K” attached hereto, assigning to Purchaser all of Seller’s right, title, and interest in and to the Leases and the rents thereunder;

(e)      Seller’s Certificate.    A certificate evidencing the reaffirmation of the truth and accuracy of Seller’s representations, warranties, and agreements set forth in Paragraph 8 hereof;

(f)      Seller’s Affidavit.    A customary Seller’s Affidavit in the form required by the Title Insurer;

(g)      FIRPTA Certificate.    A FIRPTA Certificate in the form and substance of Exhibit “L” attached hereto;

(h)      Surveys and Plans.    To the extent not previously delivered to Purchaser, such site plans, plans and specifications, and other matters relating to the Property as are described in subparagraph (a) of the Blanket Transfer and Assignment and are in the possession or control of Seller;

(i)      Certificates of Occupancy.    To the extent not previously delivered to Purchaser, Original Certificates of Occupancy for all space within the Improvements, to the extent same are in the possession or control of Seller;

(j)      Leases.    To the extent not previously delivered to Purchaser, an original executed counterpart or certified copy of each Lease and any guaranties thereof;

(k)     Contracts.    To the extent not previously delivered to Purchaser, an original executed counterpart or certified copy of each Contract;

(l)      Estoppel Certificates.    To the extent not previously delivered to Purchaser, the Tenant Estoppel Certificates referred to in Paragraph 10(d) hereof;

(m)    Keys and Records.    All of the keys to any doors or locks on the Property;

(n)     Tenant Notices.    Notice from Seller to the Tenants of the sale of the Property to Purchaser in such form as Purchaser shall reasonably approve;

(o)     Marked Title Commitment.    The Title Commitment, marked to change the Effective Date thereof through the date and time of recording of the Deed from Seller to Purchaser, to reflect that Purchaser is vested with the fee simple title to the Land and Improvements, and to reflect that all requirements for the issuance of the final title policy pursuant to such Title Commitment have been satisfied;

(p)     Settlement Statement.    A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(q)     Transfer Declarations.    State, county and municipal documentary stamp declarations;

(r)      Bulk Sales Release.    A release of this transaction under, 35 ILCS 5/902(d) (“Section 902(d)”) of the Illinois Income Tax Act (“Bulk Sales”) or an indemnity from Seller reasonably satisfactory to Purchaser in lieu thereof which indemnity will be released upon delivery of appropriate waivers or releases. (Should a Bulk Sales stop order be issued by the Illinois Department of Revenue prior to Closing, Seller shall have the option of holding the amount provided in the stop order in Escrow with the title insurer to secure payment of said amount. The aforesaid escrow funds will be held until a Bulk Sales release is issued by the Illinois Department of Revenue and upon such event the aforesaid escrow deposit shall be returned to Seller); and

(t)      Other Documents.    Such other documents as shall be reasonably required by Purchaser’s counsel.

13.    Purchaser’s Closing Documents.    Purchaser shall obtain or execute, at Purchaser’s expense, and deliver to Seller at Closing the following documents, all of which shall be duly executed and acknowledged where required and shall survive the Closing:

(a)      Blanket Transfer.    A Blanket Transfer and Assignment in the form and substance of Exhibit “J” attached hereto;

(b)      Assignment and Assumption of Leases.    The Assignment and Assumption of Leases in the form and substance of Exhibit “K” attached hereto;

(c)      Settlement Statement.    A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(d)      Transfer Declarations.    State, county and municipal documentary stamp declarations;

(e)      Purchaser’s Certificate.    A certificate evidencing the reaffirmation of the truth and accuracy of Purchaser’s representations, warranties, and agreements set forth in Paragraph 9 hereof; and

(g)      Other Documents.    Such other documents as shall be reasonably required by Seller’s counsel.

14.    Closing Costs.    Seller shall pay the cost of the Title Commitment, including the cost of the examination of title to the Property made in connection therewith, the premium for the owner’s policy of title insurance issued pursuant thereto (except for any additional cost attributable to the Endorsements), the cost of the as-built survey obtained by Seller as provided in Paragraph 7(b) hereof, the cost of all transfer taxes imposed upon the conveyance of the Property pursuant hereto, the attorneys’ fees of Seller, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the recording fees on the Special Warranty Deed of the Property from Seller to Purchaser to be recorded in connection with this transaction, the additional cost of the Title Policy attributable to the Endorsements, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in closing and consummating the purchase and sale of the Property pursuant hereto.

15.    Prorations.    The following items shall be prorated and/or credited between Seller and Purchaser as of Midnight preceding the date of Closing:

(a)      Rents.    Rents, additional rents, operating costs, and other income of the Property (other than security deposits) collected by Seller from the Tenants for the month of Closing. Purchaser shall also receive a credit against the Purchase Price payable by Purchaser to Seller at Closing for any rents or other sums (not including security deposits) prepaid by the Tenants for any period following the month of Closing. Purchaser shall receive a credit against the Purchase Price payable by Purchaser to Seller at Closing for the total sum of all cash security deposits paid by Tenants under Leases and not theretofore applied to delinquent rent and other charges payable by the applicable Tenant. Seller shall deliver to Purchaser at Closing any security deposit which is in a form other than cash. In either case, Purchaser shall assume all responsibility for the security deposits from and after the Closing and Seller shall have no further liability or responsibility therefor. Seller hereby acknowledges that Purchaser shall not be legally responsible to Seller for the collection of any uncollected rent or other income under any of the Leases that is past due or otherwise due and payable as of the date of Closing. Purchaser will make a reasonable good faith effort (without any obligation to expend money) after the Closing to collect such delinquent rents in the ordinary course of Purchaser’s operation of the Property. Purchaser agrees that if (i) a Tenant is in arrears on the date of Closing in the payment of rent or other charges under such Tenant’s Lease, and (ii) upon Purchaser’s receipt of any rental or other payment from such Tenant, such Tenant is, or after application of a portion of such payment will be, current under such Lease in the payment of all accrued rental and other charges that become due and payable on the date of Closing or thereafter and in the payment of any other obligations of such Tenant to Purchaser, then Purchaser shall refund to Seller, out of and to the extent of the portion of such payment remaining after Purchaser deducts therefrom any and all sums due and owing it from such Tenant from and after the date of Closing, an amount up to the full amount of any arrearage existing on the date of Closing.

(b)      Property Taxes.    Seller shall pay all Taxes (as defined below) on the Property payable prior to the Closing and Purchaser shall be responsible for all Taxes on the Property payable on or after the Closing. Taxes payable in 2010 shall be prorated as of the date of Closing based on the actual number of days in the calendar year of Closing and Seller shall receive a credit at Closing for the period from the date of Closing to the last day of the year. As used herein, the term “Taxes” shall mean any and all City, state, county, and school district ad valorem taxes based on the ad valorem tax bills for the Property, if then available, or if not, then on the basis of the latest available tax figures and information. In addition, if after Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any Taxes for the Property payable in the year of Closing or any prior year, any additional tax payment for the Property required to be paid in the year of Closing shall be prorated between Purchaser and Seller and any such additional tax payment for the Property for any year prior to the year of Closing shall be paid by Seller. Subject to the rights of the Tenants under the Leases, Seller shall be entitled to any and all refunds of Taxes attributable to periods for which Seller or its predecessors paid the Taxes. In the event any certiorari or similar proceeding of Seller relating solely to a period prior to the date of Closing continues or is pending after the date of Closing, upon notice to Seller, Purchaser shall be entitled to prosecute or settle such proceeding on Seller’s behalf. This agreement shall expressly survive the Closing.

(c)      Utility Charges.    Except for utilities which are the direct responsibility of the Tenants to the applicable public or private utilities supplier, Seller shall pay all utility bills received prior to Closing and shall be responsible for utilities furnished to the Property prior to Closing. Purchaser shall be responsible for the payment of all bills for utilities furnished to the Property subsequent to the Closing. Seller and Purchaser hereby agree to prorate as of midnight preceding the date of Closing and pay their respective shares of all utility bills received subsequent to Closing (if they include a service period prior to the date of Closing), which agreement shall survive Closing. Seller shall be entitled to all deposits presently in effect with the utility providers. If the relevant utility credits Purchaser’s account with the amount of any prepaid deposits previously made by Seller, at Closing, Purchaser shall succeed to the ownership of, and the Purchase Price shall be adjusted by, the amount of any and all such deposits for such utilities.

(d)      Contracts.    Charges under the Contracts shall be prorated as of Midnight preceding the date of Closing.

(e)      Other Tenant Charges.    At Closing Seller shall deliver to Purchaser all expense deposits collected from Tenants (other than any relating to Taxes) for the year in which the Closing occurs less only the amount of expenses for such year actually paid by Seller (including those sums properly paid the property manager). Seller shall be responsible for preparing any required expense or Tax pass through reconciliation for each calendar year prior to the calendar year in which the Closing occurs, and if Seller owes any Tenant any funds for the period, Seller shall forthwith pay the same to Purchaser for reimbursement to the Tenant. Purchaser shall be responsible for preparing any required expense or Tax pass through reconciliation for the calendar year in which the Closing occurs. Purchaser shall use commercially reasonable efforts to bill Tenants in accordance with their respective Leases for expense or Tax pass throughs for the period of the current calendar year during Seller’s ownership and upon receipt of the same from Tenants shall reimburse Seller for Seller’s proportionate share based on the expenses or Taxes for the respective periods of ownership. Upon Purchaser completing the reconciliation, if Seller owes any Tenant any funds for the period of its ownership, Seller shall forthwith pay the same to Purchaser for reimbursement to the Tenant.

(f)      Prepaid Insurance.    Seller shall not transfer to Purchaser any insurance policies or coverage and Purchaser shall make its own arrangements for all insurance.

(g)      Tenant Inducements and Unpaid Commissions.    Seller shall pay all leasing commissions in connection with any Lease executed before the Effective Date and Purchaser shall pay (or reimburse Seller if previously paid by Seller) all leasing commissions in connection with any Lease executed on or after the Effective Date (including leasing commissions attributable to the exercise by the Tenants of any expansion or extension options set forth in the Lease which are not exercised until on or after the Effective Date). Purchaser shall be entitled to a credit against the Purchase Price for the total sum of any remaining improvement allowances under Leases executed prior to the Effective Date, the payment of which may become the obligation of the landlord or lessor under the Leases after the Closing, but Purchaser shall receive no such credit against the Purchase Price for (i) the BFS Allowance (ii) any improvement allowances payable by the landlord or lessor under the Leases as a result of the exercise by a Tenant on or after the Effective Date of any expansion or extension option in such Tenant’s Lease. Seller shall receive a credit for the $91,975 improvement allowance paid to Bridgestone Retail Operations, LLC with respect to its expansion into Suite 115.

16.      Purchaser’s Default.    Except as provided in this Paragraph 16, in the event of default by Purchaser under the terms of this Agreement, Seller’s sole and exclusive remedy shall be to receive the Earnest Money as liquidated damages and thereafter the parties hereto shall have no further rights or obligations hereunder whatsoever. It is hereby agreed that Seller’s damages will be difficult to ascertain and that the Earnest Money constitutes a reasonable liquidation thereof and is intended not as a penalty, but as fully liquidated damages. Seller agrees that in the event of a default by Purchaser, it shall not initiate any proceeding to recover damages from Purchaser, but shall limit its recovery to the receipt and retention of the Earnest Money. The limitations on Purchaser’s liability under this Paragraph 16 shall be inapplicable to the liability of Purchaser for payments, if any, due by Purchaser to Seller under Paragraphs 4, 15, 22 and 29 hereof. However, the foregoing provisions of this Paragraph 16 shall not be deemed to prohibit or limit Seller’s right to seek actual, compensatory damages, post-Closing, with respect to Purchaser’s breach of Purchaser’s representations or warranties under this Agreement, and shall not be deemed to prohibit or limit Seller’s right to seek damages, the remedy of specific performance (other than the right to seek specific performance of the purchase itself), injunction or other appropriate relief with respect to any breach of Purchaser’s obligations under Paragraph 15 or under any provision of this Agreement pursuant to which Purchaser has agreed to indemnify, defend, or hold harmless Seller, its affiliates and/or successors for any matters.

17.      Seller’s Default.    In the event of default by Seller under the terms of this Agreement, except as otherwise specifically set forth herein, at Purchaser’s option: (i) Purchaser may terminate this Agreement by written notice to Seller, receive the return of the Earnest Money and recover from Seller its actual out-of-pocket costs not to exceed One Hundred Thousand Dollars ($100,000), whereupon the parties hereto shall have no further rights or obligations hereunder whatsoever, except for those rights and obligations which by their terms expressly survive any such termination, (ii) enforce specific performance of Seller’s obligations to execute and deliver to Purchaser the documents required to transfer and convey the Property to Buyer and otherwise perform all of its obligations under this Agreement (together with recovery of all costs and attorneys’ fees incurred in connection with such lawsuit), or (iii) waive the breach and proceed with Closing. The foregoing provisions of this Paragraph 17 shall not be deemed to prohibit or limit Purchaser’s right to seek actual, compensatory damages, post-Closing, with respect to Seller’s breach of Seller’s representations or warranties under this Agreement. Except for payments, if any, due by Seller to Purchaser under Paragraphs 15, 22 and 29 hereof, the parties hereto hereby agree that Seller’s aggregate liability for any actual or alleged default or breach of this Agreement and the conveyance documents to be delivered by Seller pursuant hereto shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000).

18.      Condemnation.    If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain, Seller shall give Purchaser immediate written notice of such threatened or contemplated condemnation or of such taking or sale, and Purchaser may by written notice to Seller given within thirty (30) days of the receipt of such notice from Seller, elect to cancel this Agreement. If Purchaser chooses to cancel this Agreement in accordance with this Paragraph 18, then the Earnest Money shall be returned immediately to Purchaser and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect except those that expressly survive such termination. If Purchaser does not elect to cancel this Agreement in accordance herewith, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards that have been or that may thereafter be made for such taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as hereinabove provided, Purchaser shall be permitted to participate in the proceedings as if Purchaser were a party to the action. Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.

19.      Damage or Destruction.    If any of the Improvements shall be destroyed or damaged prior to the Closing, and if either the estimated cost of repair or replacement exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) or the damage results in the termination of one or more of the Leases, Purchaser may, by written notice given to Seller within twenty (20) days after receipt of written notice from Seller of such damage or destruction, elect to terminate this Agreement, in which event the Earnest Money shall immediately be returned to Purchaser and the rights, duties, obligations, and liabilities of all parties hereunder shall immediately terminate and be of no further force or effect except those that expressly survive such termination. If Purchaser does not elect to terminate this Agreement pursuant to this Paragraph 19, or has no right to terminate this Agreement (because the damage or destruction does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) and has not resulted in the termination of one or more of the Leases), and the sale of the Property is consummated, Purchaser shall be entitled to receive all insurance proceeds paid or payable to Seller by reason of such destruction or damage under the insurance required to be maintained by Seller pursuant to Paragraph 10 hereof (less amounts of insurance theretofore received and applied by Seller to costs actually incurred for restoration). Seller shall not settle or release any damage or destruction claims without obtaining Purchaser’s prior written consent in each case. All said insurance proceeds received by Seller by the date of Closing shall be paid by Seller to Purchaser at Closing, together with the lesser of (iii) that amount necessary to cover any difference between the amount of such proceeds and the estimated cost of repair or replacement, or (iv) the amount of the deductible under Seller’s property damage insurance policy. In addition, at Closing, Seller shall pay over to Purchaser, and assign to Purchaser, all proceeds of any rent loss insurance for the period of time commencing on the date of Closing, if any. If the amount of said casualty or rent loss insurance proceeds is not settled by the date of Closing, Seller shall execute at Closing all proofs of loss, assignments of claim, and other similar instruments in order that Purchaser receive all of Seller’s right, title, and interest in and under said insurance proceeds.

20.      Intentionally Omitted.

21.      Assignment.    This Agreement and Purchaser’s rights, duties, and obligations hereunder may not be delegated, transferred, or assigned by Purchaser without the prior written consent of Seller, and any assignee or transferee proposed by Purchaser shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement by written instrument delivered to Seller. Notwithstanding the foregoing to the contrary, this Agreement, and Purchaser’s rights and duties hereunder, may be freely assigned and transferred to Wells Core Office Income REIT, Inc. (“Core REIT”), or any affiliate of Purchaser or Core REIT. In the event of any such transfer or assignment, Purchaser shall remain liable for the performance of all obligations, covenants, conditions, and agreements imposed upon Purchaser pursuant to the terms of this Agreement.

22.      Broker’s Commission.    Upon the Closing, Seller shall pay any commission owed to Jones Lang LaSalle Americas, Inc. (“Broker”). Seller shall and does hereby indemnify and hold harmless Purchaser from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby asserted by Roy L. Splansky of Venture One Real Estate, LLC (“Splansky”) and arising out of any act or agreement of Seller, including any claim asserted by Broker. Likewise, Purchaser shall and does hereby indemnify and hold harmless Seller from and against any claim, whether or not meritorious, for any real estate sales commission, finder’s fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Purchaser, except any such claim asserted by Broker or Splansky. This Paragraph 22 shall survive the Closing or any termination of this Agreement.

23.      Notices.    Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, by hand, facsimile transmission or sent by U.S. certified mail, return receipt requested, postage prepaid, to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	Wells Core Office Income REIT, Inc 6200 The Corners Parkway
Suite 250 Norcross, Georgia 30092
Attn: Peter Mitchell Facsimile No. (770) 243-8510

with a copy to:	DLA Piper LLP (US)
203 North LaSalle St., Suite 1500 Chicago, Illinois 60601
Attn: Peter Ross Facsimile No.: (312) 630-7332

SELLER:	HP Hamilton Woods I, L.L.C. 300 Park Boulevard Itasca, Illinois 6143
Attention: Patrick J. McKillen
Facsimile: (630) 250-8521

with a copy to:	Seyfarth Shaw LLP 131 South Dearborn Street
Suite 2400 Chicago, Illinois 60603
Attention: Jeffrey B. Schamis Facsimile: (312) 460-7648

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) business day following the postmarked date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received on the date of delivery, and (iii) sent by facsimile transmission shall be deemed effectively given or received on the first business day after the date of transmission of such notice and confirmation of such transmission.

24.      Possession.    Possession of the Property shall be granted by Seller to Purchaser on the date of Closing, subject only to the Leases and the Permitted Exceptions.

25.      Time Periods.    If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

26.      Survival of Provisions.    All covenants, warranties, and agreements set forth in this Agreement shall survive the execution or delivery of any and all deeds and other documents at any time executed or delivered under, pursuant to, or by reason of this Agreement, and shall survive the payment of all monies made under, pursuant to, or by reason of this Agreement; provided, however, that the representations and warranties contained in Paragraph 8 hereof and the covenants contained in Paragraph 10 hereof shall automatically expire on the date which is one (1) year after the date of Closing and any obligations under Paragraph 15 hereof shall automatically expire on the date which is two (2) years after the date of Closing, except to the extent that a notice of breach of any representation or warranty has been given prior to such expiration.

27.      Severability.    This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

28.      General Provisions.    No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon the parties hereto unless such amendment is in writing and executed by all parties hereto. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. Time is of the essence of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile or other electronic means, and the signature page of either party to any counterpart may be appended to any other counterpart. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. The exhibits attached to this Agreement are an integral part of this Agreement and are hereby incorporated herein by this reference. This Agreement shall be construed and interpreted under the laws of the State of Illinois. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

29      Attorneys’ Fees and Costs.    In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party’s costs and attorney’s fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review.

30      Public Disclosure.    Prior to and after the Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller. The provisions of this Section 10.2 shall survive the Closing or any termination of this Agreement.

31.      Seller’s Post-Closing Obligations.    As security for Seller’s post-closing obligations under this Agreement, at Closing Seller shall deposit into a joint order escrow account (the “Post-Closing Escrow”) the sum of $750,000 to be held by Escrow Agent. The Post-Closing Escrow shall provide that if Purchaser claims that Seller owes Purchaser any amount pursuant to or arising out of a breach of this Agreement it may send a request for payment to the escrow holder (a “Post-Closing Claim”). The escrow holder will deliver a copy of the Post-Closing Claim to Seller. If Seller does not sent a notice disputing the Post-Closing Claim within ten (10) days of receipt, then the escrow holder shall pay the amount of the request. If Seller does send a notice disputing the

Post-Closing Claim, the escrow holder shall continue to hold the deposit until it receives a joint direction from Purchaser and Seller or an order of court directing the payment of funds from the Post-Closing Escrow. In the event that Purchaser has not delivered a Post-Closing Claim or any all previously delivered Post-Closing Claims have been resolved on or prior to the expiration of the one (1) year period following the Closing, the sum held in the Post-Closing Escrow account shall be released to Seller.

[Signatures commenced on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective seals to be affixed hereunto as of the day, month and year first above written.

“SELLER”:

HP Hamilton Woods I, L.L.C., an Illinois limited liability company

By:	/s/ Pat McKillen

Name:	Pat McKillen

Title:	Managing Member

[Signatures continued on following page]

[Signatures continued from previous page]

“PURCHASER”:

Wells Real Estate Advisory Services III, LLC, a Georgia limited liability company

By: /s/ Randy Fretz
Name: Randy Fretz
Title: Senior Vice President

Schedule of Exhibits

Exhibit “A”	-	Description of Land

Exhibit “B”	-	Description of Personal Property

Exhibit “C”	-	Escrow Agreement Form

Exhibit “D”	-	List of Leases

Exhibit “E”	-	List of Contracts

Exhibit “F”	-	List of Licenses

Exhibit “G”	-	Tenant Estoppel Certificate Form

Exhibit “H”	-	Form of Representation Letter to Purchaser’s Auditor

Exhibit “I”	-	Bill of Sale Form

Exhibit “J”	-	Blanket Transfer and Assignment Form

Exhibit “K”	-	Assignment and Assumption of Leases Form

Exhibit “L”	-	FIRPTA Affidavit Form

EXHIBIT “A”

DESCRIPTION OF LAND

LOT 1 IN HAMILTON WOODS ASSESSMENT PLAT NO. 2, OF PART OF SECTIONS 13 AND 14, TOWNSHIP 40 NORTH, RANGE 10, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT THEREOF RECORDED SEPTEMBER 19, 2002 AS DOCUMENT R2002-241820, IN DU PAGE COUNTY, ILLINOIS.

EXHIBIT “B”

DESCRIPTION OF PERSONAL PROPERTY

Engineering Office	Lobby/Outdoor Personal Property

1 - Dell Computer	2 - Leather chairs
1 - HP printer	1 - Accent table
1 - Panasonic fax machine	1 - Bench
1 - Digital amp meter	1 - Accent rug
1 - Toro snow blower	2 - Pieces of artwork
1 - 2.5 gas can	1 - Bench (outdoors)
1 - Salt spreader	1 - Picnic table
Wood clamps	2 - Ashtrays
1 - Fire cabinet
1 - Wet vacuum
1 - Push broom
1 - Sweep broom snow shovel
1 - First aid kit
1 - Burn kit
1 - Eye wash station
Safety cones
3- 6 foot ladders
2- 8 foot Ladder
1 - 20 foot extension ladder
2 wheel dolly
4 wheel dolly
200 feet garden hose
1 - Bench grinder
1 - Bench vise
1 - Microwave
Screwdriver 6 way
1 - Channel locks
Wire stripers
Allen keys
1 - Adjustable wrench 12 inch
1 - Tape measure
1 - Sloan adjustable wrench
1/4 drive socket set

EXHIBIT “C”

ESCROW AGREEMENT FORM

See attached form.

ESCROW NUMBER:

STRICT JOINT ORDER ESCROW

Property Address:

Deposits:

Certified, uncertified, cashier check(s) or wire(s) in the amount of $                                 or other                                                                                                        is hereby deposited with Stewart Title Company as ESCROWEE to be delivered by it only upon the joint written order of the undersigned or their respective legal representatives or assigns.

Stewart Title Company, as ESCROWEE, is hereby expressly authorized to disregard, in its sole discretion, any and all unilateral notices or warnings given by any of the parties hereto, or by any other person or corporation, but said ESCROWEE is hereby expressly authorized to regard and to comply with and obey any and all orders, judgments or decrees entered or issued by any court with or without jurisdiction, and in case the said ESCROWEE obeys or complies with any such order, judgment or decree of any court it shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being entered without jurisdiction or being subsequently reversed, modified, annulled, set aside or vacated.

In case of any suit or proceeding regarding this escrow, to which said ESCROWEE is or may at any time become a party, it shall have a lien on the contents hereof for any and all costs, attorneys’ and solicitors’ fees, whether such attorneys or solicitors shall be regularly retained or specially employed, and any other expenses which it may have incurred or become liable for on account thereof, and it shall be entitled to reimburse itself therefore out of said deposit, and the undersigned jointly and severally agree to pay said ESCROWEE upon demand all such costs, fees and expenses so incurred.

In no case shall the above-mentioned deposits be surrendered except on an order signed by the parties hereto, their respective legal representatives or assigns, or in obedience of the process or order to court as aforesaid.

Deposits made pursuant to these instructions may be invested on behalf of any party or parties thereto: Provided, that any direction to ESCROWEE for such investment shall be expressed in writing and contain the consent of all other parties to these escrow and also provided that you are in receipt of the tax payer’s identification number and investment forms as required.

ESCROWEE will, upon request furnish information concerning its procedures and fee schedules for investment.

Billing Instructions:

Escrow fee will be billed as follows.

An annual maintenance fee will be billed commencing:                                                              .

Except as to deposits of funds for which ESCROWEE has received express written direction concerning investment to other handling, the parties hereto agree that the ESCROWEE shall be under no duty to invest or reinvest any deposits at any time held by it thereunder: and, further that ESCROWEE may commingle such deposits with other deposits or with its own funds in the manner provided for the administration of funds under Section 2-8 of the Corporate Fiduciary Act (ILL. Rev. State 1992 205ILES 620/2-8) and may use any part or all such funds for its own benefit without obligation to any party for interest or earning derived thereby, if any. Provided, however, nothing herein shall diminish Escrowee’s obligation to apply the full amount of the deposits in accordance with the terms of the Agreement.

In the event the ESCROWEE is requested to invest deposits hereunder, Stewart Title Company is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investment for the purposes of these escrow instructions.

2

ESCROW NUMBER:

Signed By:

Address:

Phone:

Fax:

Signed By:

Address:

Phone:

Fax:

ACCEPTED:

Stewart Title Company

By:

3

EXHIBIT “D”

LIST OF LEASES

Lease Agreement between Seller and BFS Retail & Commercial Operations, LLC, a Delaware limited liability company, as successor in interest to Bridgestone/Firestone, Inc., an Ohio corporation, dated September 14, 2000, as amended by letters dated August 31, 2001, September 20, 2001, November 12, 2002, April 30, 2010, and May 11, 2010, that certain Second Amendment to Lease Agreement dated June 1, 2005, that certain Third Amendment to Lease Agreement dated March 15, 2007, and that certain Fourth Amendment to Lease Agreement dated July 17, 2008.

EXHIBIT “E”

LIST OF CONTRACTS

BUILDING:	333 Lake Street			AS OF: 7/1/2010
SERVICE PROVIDED	ACCOUNT CODING	CONTRACTOR	CONTACT NAME & CONTRACTOR PHONE	CERT. OF INS. EXPIRATION DATE	CONTRACT TERM	FREQUENCY OF SERVICE	MONTHLY COST	ANNUAL COST	CONTRACT CANCEL CLAUSE
ACCESS SYSTEM MAINTENANCE	530550	SMG SECURITY SYSTEMS INC.	JOHN REIDY (847) 593-0999	1/1/2010	MONTH-TO-MONTH	MONTHLY	$170.00	$2,040.00	30 DAY NOTICE
ALARM MAINTENANCE	530600	SMG SECURITY SYSTEMS INC.	JOHN REIDY (847) 593-0999	1/1/2010	MONTH-TO-MONTH	MONTHLY	$213.00	$2,556.00	30 DAY NOTICE
CLEANING	515100	AMERICAN BUILDING MAINTENANCE	MARK DUNN (630) 782-0282	11/1/2010	4/1/09 -3/31/10	DAILY	$6,054.67	$72,656.04	30 DAY NOTICE
CLEANING - NIGHT SUPERVISOR	515100	AMERICAN BUILDING MAINTENANCE	MARK DUNN (630) 782-0282	11/1/2010	4/1/09 -3/31/I0	DAILY	$376 05	$4,512.60	30 DAY NOTICE
CLEANING - DAY PORTER	5210	AMERICAN BUILDING MAINTENANCE	MARK DUNN (630) 782-0282	11/1/2010	4/1/09 -3/31/10	DAILY	$742.25	$8,907.00	30 DAY NOTICE
CLEANING SUPPLIES	515200	NORTH AMERICAN PAPER	MIKE O’HARA (630) 547-7700	N/A	N. A.	MONTHLY	VARIES	$4,400.00	30 DAY NOTICE
ELEVATOR MAINTENANCE	520180	OTIS ELEVATOR COMPANY	KEN CONNELLY (630) 889-2806	4/1/2010	4/15/02-4/14/12	MONTHLY	$2,411.76/QTR	$9,647.04	30 DAY NOTICE
ELEVATOR PHONE MONITORING	520180	KINGS 111	KARLA DITTOE (770) 971-7670	N/A	MONTH-TO-MONTH	DAILY	$176.85/Qtr	$707.40	30 DAY NOTICE
ENERGY	510100	EXELON ENERGY	RICK STABACK (630) 250-4922	N/A	5/1/10 TO 5/31/11	MONTHLY	VARIES	VARIES
ENERGY CONSULTANT	510100	HAMILTON ENERGY	RICK STABACK (630) 250-4922	N/A	5/1/10 TO 5/31/11	MONTHLY	VARIES	VARIES
HVAC	525100	KOHLMAN/HILL MECHANICAL SERVICES	KEVIN FLIGHT (773) 404-3000	5/31/2010	1/1/10-12/31/10	QUARTERLY	$2,339/Qtr	$9,356.00	30 DAYS NOTICE
HVAC - BUILDING AUTOMATION SYSTEM	525100	CONTROL ENGINEERING CORP.	PHILLIP JACKSON (630) 954-1300	3/16/2010	7/31/2010	QUARTERLY	$1,761/Qtr	$7,044.00	30 DAYS NOTICE
IRRIGATION SYSTEM MAINTENANCE	530100	HP IRRIGATION. INC.	STEVE GENDUSA (630) 461-3544	1/1/2010	4/1/10-11/30/10	JUNE/NOVEMBER	$500/$500	$1,000.00	30 DAY NOTICE
LANDSCAPING	530100	BRICKMAN	STEVE NORMAN (847) 438-4725	4/1/2010	4/1/10-11/30/15	MONTHLY (APR. - NOV.)	$3,195.00	$22,365.00	30 DAY NOTICE
LOBBY PLANT MAINTENANCE	520100	MIMOSA INTERIOR LANDSCAPE	PAUL ZACCARINE (847) 640-7700	1/15/2010	YEARLY AUTOMATIC RENEWAL	WEEKLY	$184.00	$2,208.00	30 DAYS PRIOR TO 2/1 OF ANY YEAR
METAL MAINTENANCE	520240	MILLARD METAL MAINT.	JOHN PAUL HUCKO (847) 763-2091	7/26/2010	1/1/2010 - 12/31/2010	MONTHLY	$381.50	$4,578.00	30 DAYS NOTICE
PEST CONTROL	520240	McCLOUD PEST CONTROL	PAUL GOUGH (847) 891-0654	1/1/2010	CORPORATE CONTRACT	MONTHLY	$50.00	$600.00	30 DAY NOTICE
SECURITY (PARK)	230550	SECURITY PARTNERS INTERNATIONAL	GORDON NIELSEN (630) 742-3706	3/10/2010	CORPORATE CONTRACT	DAILY	$1,480.00	$17,760.00	30 DAY NOTICE
SNOW REMOVAL	530250	BRICKMAN	STEVE NORMAN (847) 438-4725		11/1/10-11/30/15	SEASONAL	$5730 (5 MOS)	$28,690.00	30 DAY NOTICE
TRASHIRE CYCLING	515400	WASTE MANAGEMENT	MARK LEYS (630) 761-2832	1/1/2010	CORPORATE CONTRACT	3 TIMES PER WEEK	Trash - $463 Recycling-$217	$6,960.00	30 DAY NOTICE
WINDOW WASHING	515300	ABC WINDOW WASHING	NICK BALABAN (312) 486-2133	10/1/2010	1/1/10- 12/31/10	SEMI-ANNUAL	$1,527	$3,054.00	30 DAY NOTICE

EXHIBIT “F”

LIST OF LICENSES

None

EXHIBIT “G”

TENANT ESTOPPEL CERTIFICATE

, 200

RE:	Owner:
Purchaser:
Project:
		,	,

Tenant:
Premises:	Suite:

Building:

Square Footage:

Original Landlord:

Lease:	Dated:

Amendment(s) Dated:

Ladies and Gentlemen:

As used herein the terms “Owner”, “Purchaser”, “Project”, “Tenant” and “Premises” have the meanings set forth above; the term “Lease” means, collectively, all agreements pursuant to which Tenant leases the Leased Premises including any lease agreement and all addenda, amendments, modifications and changes thereto; and the term “landlord” means the landlord under the Lease.

The undersigned Tenant understands that Owner is the current landlord and intends to convey the Project to Purchaser. Tenant presently leases the Premises within the Project.

In connection with such conveyance, Tenant hereby acknowledges and agrees that:

1.      The documents attached hereto constitute complete and accurate copies of the Lease including all addenda, amendments, modifications, agreements, or other changes thereto, and there are no other amendments or agreements to which Tenant is a party which are binding upon Owner and relate to the Project other than as expressly set forth in the Lease.

, 200

2.      The term of the Lease commenced on                     ,         , and will terminate on                     ,         . There are no options to extend or renew the Lease except as set forth in the Lease.

3.      Tenant has no option or preferential right to purchase all or any part of the Project or the land associated therewith. Tenant has no rights or interests with respect to the Project other than as a tenant under the Lease.

4.      The Lease is in full force and effect and Tenant has not given Owner any notice of termination or default thereunder. Likewise, Tenant has not exercised any right or option to terminate the Lease or to reduce the size of the Premises.

5.      To the best of Tenant’s knowledge, no uncured breaches or defaults exist under the Lease, no facts or circumstances exist which will constitute a breach or default under the Lease and no offsets, defenses, or claims are presently available to Owner or Tenant under the Lease.

6.      Tenant is in full and complete possession of the Premises (subject to any subleases specified in item 11 below) and has accepted the same, including the work of the landlord performed therein pursuant to any terms and provisions of the Lease, and all other improved areas located in or on the Project (including, without limitation, parking spaces, access ways, and landscaping) as being complete, in compliance with the Lease, and satisfactory for Tenant’s purposes.

7.      Tenant is currently paying minimum, base or basic rent under the Lease in the amount of $             per month, and such rent has been paid through                     , 200    . Tenant is currently paying additional rent in the amount of $             per month, and such additional rent has been paid through                     , 200    .

8.      All allowances of whatever nature payable to Tenant have been paid in full.

9.      Tenant has not prepaid any rent or other charge under the Lease to Owner other than the following:                                                                  .

10.      A security deposit in the amount of $             has been paid to and is presently held by the landlord under the Lease, and Tenant has not rendered to the landlord any other security or similar deposit with respect to its tenancy under the Lease.

11.      Tenant has not assigned all or any part of its interest in and to the Lease, as security or otherwise, and has not subleased all or any part of the Premises leased by Tenant under the Lease, except as follows:                                                                  .

, 200

12.      Upon Owner’s transfer of the Project to Purchaser, Tenant shall attorn to and recognize Purchaser as landlord under the Lease and the Lease shall remain in full force and effect.

13.      The undersigned is duly authorized to execute and deliver this certificate for and on behalf of Tenant.

Tenant hereby acknowledges and agrees that Purchaser shall be entitled to rely on the truth and accuracy of the foregoing certifications made by Tenant. Tenant further hereby agrees for a period of thirty (30) days from the date hereof to notify Purchaser in writing at Purchaser’s address set forth hereinabove of any changes in the truth and accuracy of any of the certifications contained herein promptly upon Tenant learning of each such change.

Dated this          day of                     , 200    .

Very truly yours,
“TENANT”:

By:

Its:

EXHIBIT “H”

FORM OF REPRESENTATION LETTER TO PURCHASER’S AUDITOR

[DATE]

Frazier & Deeter, LLC

600 Peachtree Street, N.E.

Suite 1900

Atlanta, Georgia 30308

We are providing this letter in connection with your audit of the statement of revenues over certain operating expenses for the year ended             , 20     (the “Statement”). The Statement was prepared by Wells Core Office Income REIT, Inc. (“Wells Core Office Income REIT”), or its designee, with information provided by                      (the “Seller”) in connection with Wells Core Office Income REIT’s purchase of the project known as                      (the “Project”). We understand that you are auditing the Statement for the purpose of expressing an opinion as to whether the Statement presents fairly, in all material respects, the revenues over certain operating expenses in conformity with accounting principles generally accepted in the United States.

The undersigned, the chief financial officer of Seller confirms, to the best of her knowledge and belief, as of the date of this letter, the following as it relates to the accrual basis financial statements the Seller maintains for income tax purposes for the Project for the year ended                     , 20     (“Operating Statement”).

1.	We have made available to Wells Core Office Income REIT all relevant financial records and related data relating to the Project.

2.	There have been no communications from regulatory agencies or lenders concerning noncompliance with or deficiencies in Seller’s financial practices.

3.	There are no material transactions that have not been properly recorded in the accounting records underlying the Operating Statement.

4.	Seller has complied with all material aspects of contractual agreements that would have a material effect on the Operating Statement in the event of noncompliance.

5.

The accounting records underlying the Operating Statement accurately and fairly reflect, in reasonable detail, the operations of the Project in accordance with the accrual basis of accounting for income tax purposes.

This letter is being delivered pursuant to the terms of the Purchase and Sale Agreement and is subject to the terms and conditions thereof, including the limitations on claims against Seller with respect to subject matter, damages and time for making the claim, which limitations are hereby incorporated herein.

By:

Name:
Chief Financial Officer

EXHIBIT “I”

STATE OF

COUNTY OF

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

That HP HAMILTON WOOD I, L.L.C., an Illinois limited liability company (“Seller”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00), in lawful money, and other good and valuable consideration unto it paid by                                                                                                                                 (“Purchaser”), the receipt and sufficiency of which are hereby acknowledged by Seller, has granted, bargained, sold, transferred, set over and delivered, and by these presents does grant, bargain, sell, transfer, set over and deliver unto Purchaser, its successors and assigns, all of Seller’s right, title, and interest in and to the items set forth and described on the inventory list attached hereto as Exhibit “A” and by this reference made a part hereof, and all other equipment, supplies, tools, furniture, furnishings, office equipment, fittings, appliances, shades, wall-to-wall carpet, draperies, screens and screening, art, awning, plants, shrubbery, landscaping, lawn care and building maintenance equipment, vending machines and other furnishings or items of personal property owned by Seller and used or to be used in connection with the ownership and operation of the premises known as 333 Lake Street, situated on that certain real property located in Bloomingdale, DuPage County, Illinois, which real property is more particularly described on Exhibit “B” attached hereto and by reference incorporated herein (all of which are together hereinafter referred to as the “Personal Property”).

And Seller, for itself and its successors and assigns, hereby covenants to and with Purchaser, its successors and assigns, that Seller is the lawful owner of said Personal Property, that Seller has good right to sell the same, and that Seller will warrant and defend the Personal Property against the lawful claims and demands of all persons whomsoever, except with respect to the Permitted Exceptions set forth on Exhibit “B” to the Special Warranty Deed from Seller to Purchaser of even date herewith conveying the real property described in Exhibit “B” hereto. Seller makes no warranties, express or implied, as to the condition, merchantability or fitness for a particular purpose of the Personal Property and all such Personal Property is sold in its “AS, WHERE IS” condition.

Any claims against Seller shall be limited as to subject matter, damages and time for making the claim, as provided in the Purchase and Sale Agreement between Buyer and Seller, which limitations are hereby incorporated herein.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed under seal this          day of                         , 200    .

“SELLER”:

HP Hamilton Woods I, L.L.C., an Illinois limited liability company

By:

Name:

Title:

Notary Public

My Commission Expires:

(NOTARIAL SEAL)

EXHIBIT “J”

STATE OF

COUNTY OF

BLANKET TRANSFER AND ASSIGNMENT

THIS BLANKET TRANSFER AND ASSIGNMENT, made and entered into as of the          day of                             , 200    , by and between HP HAMILTON WOOD I, L.L.C., an Illinois limited liability company (hereinafter referred to as “Assignor”) and                                                                                                                (hereinafter referred to as “Assignee”).

W I T N E S S E T H:

For and in consideration of the sum of Ten and No/100 Dollars ($10.00), the premises, the conveyance by Assignor to Assignee of the improved real property described on Exhibit “A” attached hereto and incorporated herein by this reference (hereinafter referred to as the “Property”), and the mutual covenants herein contained, the receipt, adequacy, and sufficiency of the foregoing consideration being hereby acknowledged by the parties hereto, Assignor hereby transfers, grants, conveys, and assigns to Assignee, the following, to wit:

(a)      All of the right, title, interest, and benefit of Assignor, to the extent assignable or transferable, in, to, and under any and all site plans, construction and development drawings, plans and specifications, licenses, permits, zoning approvals, sewer and water permits and licenses, building permits, certificates of occupancy, demolition and excavation permits, curb cut and right-of-way permits, utility permits, elevator permits, drainage rights, permits and agreements, and similar or equivalent private and governmental documents of every kind and character whatsoever pertaining or applicable to or in any way connected with the development, construction, ownership, or operation of the Property, including all buildings and other improvements thereon or thereunder, and all right, title, and interest of Assignor in and to all fees and deposits heretofore paid by Assignor with respect thereto;

(b)      All of the right, title, and interest of Assignor in and to the items of intangible personal property, including trademarks or tradenames, and other items, that are owned by Assignor and, as of the date hereof, are used in connection with the Property;

(c)      All of the right, title, interest, and benefit of Assignor in, to, and under any and all guaranties, warranties, affidavits, lien waivers, and agreements given heretofore and with respect to the construction or composition of all improvements located in, on, upon or under and comprising a part of the Property or with respect to any of the tangible and intangible property relating thereto; and

(d)      All of the right, title, interest, and benefit of Assignor in, to, and under the service agreements referred to on Exhibit “B” attached hereto and by reference made a part hereof (the “Contracts”).

Assignee does hereby assume and agree to perform all of Assignor’s duties and obligations under the Contracts first arising or accruing on or after the date hereof.

In furtherance of this Blanket Transfer and Assignment, Assignor hereby acknowledges that from the date hereof, Assignee has succeeded to all of its right, title, and standing to:

(a)      receive all rights and benefits pertaining to all rights, title, interests, and benefits transferred and assigned hereby;

(b)      institute and prosecute all proceedings and take all action that Assignee, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to any and all rights, title, interest, and benefits transferred and assigned hereby; and

(c)      defend and compromise any and all such actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits and do all other such acts and things in relation thereto as Assignee, in its sole discretion, shall deem advisable.

This Blanket Transfer and Assignment shall be governed by, and construed under, the laws of the State of Illinois.

This Blanket Transfer and Assignment shall inure to the benefit of, and be binding upon, the respective legal representatives, successors, and assigns of the parties hereto.

Any claims against Seller shall be limited as to subject matter, damages and time for making the claim, as provided in the Purchase and Sale Agreement between Buyer and Seller, which limitations are hereby incorporated herein.

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be properly executed and their respective seals affixed hereto the day, month and year first above written.

“ASSIGNOR”:

HP Hamilton Woods I, L.L.C., an Illinois limited liability company

By:

Name:

Title:

“ASSIGNEE”:

By:

Name:

Title:
(CORPORATE SEAL)

EXHIBIT “K”

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT, made and entered into this          day of                         , 200    , by and between HP HAMILTON WOOD I, L.L.C., an Illinois limited liability company (hereinafter referred to as “Assignor”) and

(hereinafter referred to as “Assignee”).

W I T N E S S E T H:

For and in consideration of the sum of Ten and No/100 Dollars ($10.00), the premises, the conveyance by Assignor to Assignee of all of the improved real property more particularly described on Exhibit “A” attached hereto and incorporated herein by this reference (hereinafter referred to as the “Property”), and the mutual covenants herein contained, the receipt and sufficiency of the foregoing consideration being hereby acknowledged by the parties hereto, Assignor hereby transfers, grants, conveys, and assigns to Assignee all of Assignor’s right, title, and interest in and to (i) those certain lease agreements more particularly described on Exhibit “B” attached hereto and by this reference made a part hereof (herein collectively referred to as the “Leases”), together with all rents, issues, and profits under the Leases, (ii) all guarantees of or relating to the Leases, (iii) any other security held by or for the benefit of Assignor with respect to the Leases or the performance of the obligations of the Tenants under the Leases, and (iv) all promissory notes, judgments, and other documents and instruments to the extent any of same evidence any obligations of the Tenants under the Leases which arise or accrue on or after the date hereof.

Assignor does hereby warrant and represent that the rights, title, and interests of Assignor as landlord under the Leases are unencumbered.

Assignee, by its acceptance hereof, does hereby assume and agree to perform any and all obligations and duties of Assignor as landlord under the Leases first arising on or after the date hereof. Assignor indemnifies and agrees to hold Assignee harmless from and against any claims, defaults, or other liabilities (including, without limitation, court costs and attorneys’ fees) under the Leases first arising or accruing before, or any events first occurring at any time before, the date hereof. Assignee indemnifies and agrees to hold Assignor harmless from and against any claims, defaults, or other liabilities (including, without limitation, court costs and attorneys’ fees) under the Leases first arising or accruing on or after, or any events first occurring on or after, the date hereof .

This Assignment shall inure to the benefit of, and be binding upon, the respective legal representatives, successors, and assigns of the parties hereto.

Any claims against Seller shall be limited as to subject matter, damages and time for making the claim, as provided in the Purchase and Sale Agreement between Buyer and Seller, which limitations are hereby incorporated herein.

This Assignment shall be governed by, and construed under, the laws of the State of Illinois.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and their seals to be affixed hereto the day, month and year first above written.

“ASSIGNOR”:

HP Hamilton Woods I, L.L.C., an Illinois limited liability company

By:

Name:

Title:

“ASSIGNEE”:

By:

Name:

Title:
(CORPORATE SEAL)

EXHIBIT “L”

A F F I D A V I T

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by                                                      , the undersigned hereby certifies the following on behalf of                                                              :

1.                                                       is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.                                                       ’s U.S. employer identification number is                                 ; and

3.                                                       ’s office address is                                                                      .                                                                                                understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of

                            .

Sworn to and subscribed before me
this day of , 200	Name:
Title:

Notary Public

My Commission Expires:

(NOTARIAL SEAL)